FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment’) of PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P. (the “Partnership”), dated as of March 14, 2014, is entered into among PREFERRED APARTMENT COMMUNITIES, INC., a Maryland corporation, the general partner (the “General Partner”), and PREFERRED APARTMENT ADVISORS, LLC, a Delaware limited liability company, the special limited partner (the “Special Limited Partner”).

RECITALS

WHEREAS, the parties hereto are parties to that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of January 1, 2014 (the “Agreement”), and pursuant to Section 14.1 of the Agreement, the parties hereto desire to make certain clarification amendments to the Agreement.
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Article 1 of the Agreement is hereby amended by deleting the following defined term:

“Net Invested Capital”

2.	Article 1 of the Agreement is hereby amended by replacing the definition of “Capital Contribution” with the following:

““Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 including, for the avoidance of doubt and without duplication, any amount treated as reinvested in accordance with Section 5.2(e).”

3.	Article 1 of the Agreement is hereby amended by replacing the definition of “Disposition Expenses” with the following:

““Disposition Expenses” means, as determined as of the Distribution Date, all costs and expenses borne by the Partnership in connection with the sale or other disposition of a Real Estate Asset, as reasonably determined by the General Partner, including any costs and expenses borne after the disposition of such Real Estate Asset.”

4.	Article 1 of the Agreement is hereby amended by replacing the definition of “Net Sale Proceeds” with the following:

““Net Sale Proceeds” means the net proceeds from a Capital Transaction, as determined by the General Partner. For the avoidance of doubt, Net Sale Proceeds shall be reduced by any Disposition Expenses with respect to a Real Estate Asset included in the Capital Transaction.”

5.	Section 5.1(b)(ii) of the Agreement is hereby amended by deleting the term “Net Invested Capital” and replacing it with the term “Allocable Capital Contribution”.

6.	Subparagraph 1(c) of Exhibit B is hereby deleted in its entirety and replaced with the following:

“(c)    General Partner Gross Income Allocation. Prior to any allocations under subparagraph 1(a) and 1(b), there shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be deductible by the Partnership, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(c).”

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date first set forth above.

General Partner:

PREFERRED APARTMENT COMMUNITIES, INC.

By:    /s/ John A. Williams__________________
John A. Williams
President and Chief Executive Officer

Special Limited Partner:

PREFERRED APARTMENT ADVISORS, LLC

By:    NELL Partners, Inc., its sole member

By:    /s/ John A. Williams__________________
John A. Williams
President and Chief Executive Officer